Exhibit 3.8

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P.

This Agreement of Limited Partnership of The Wornick Company Right Away Division, L.P. is made and entered into as of the 22nd day of December, 2003, by and between RIGHT AWAY MANAGEMENT CORPORATION, a Delaware corporation, as general partner (the “General Partner”), and THE WORNICK COMPANY RIGHT AWAY DIVISION, a Delaware corporation, as limited partner (the “Limited Partner” and collectively with the General Partner, the “Partners”).

The General Partner and the Limited Partner have formed a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.) (the “Act”), and hereby agree as follows:

1.                                       Name.  The name of the limited partnership formed is The Wornick Company Right Away Division, L.P. (the “Partnership”).

2.                                       Purpose.  The Partnership is organized for the object and purpose of engaging in the business of producing, packaging, warehousing and distributing extended shelf-life, shelf-stable and frozen foods, and engaging in any and all activities necessary or incidental to the foregoing.

3.                                       Registered Office.  The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

4.                                       Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

5.                                       Partners.  The names and mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner

Right Away Management Corporation

c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021

Limited Partner

The Wornick Company Right Away Division

c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021

6.                                       Powers.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

7.                                       Term.  The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2061 or at such earlier time as (a) all of the Partners of the Partnership approve in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

8.                                       Initial Capital Contributions.  The initial capital of the Partnership shall be the aggregate of the amounts contributed to the Partnership by the General Partner and the Limited Partner set forth opposite their names on Schedule A annexed hereto under the heading “Initial Capital Contribution” (the “Initial Capital Contribution”).  The Initial Capital Contributions of each of the Partners and all subsequent cash capital contributions made or to be made by them are referred to collectively as the “Capital Contributions”.

9.                                       Allocations of Profits and Losses.  The Partnership’s profits and losses shall be allocated in accordance with the Partners’ respective Percentage Interests as reflected on Schedule A.

10.                                 Distributions/Return. Cash available for distribution shall be distributed to the Partners of the Partnership in accordance with their respective Percentage Interests, provided, however, that liquidating distributions shall be made in accordance with positive capital account balances.

11.                                 Assignments.  The Limited Partner may assign all or any part of its partnership interest in the Partnership only with the consent of the General Partner.  The Limited Partner has no right to grant an assignee of its partnership interest in the Partnership the right to become a substituted limited partner of the Partnership.

12.                                 Withdrawal.  Except as provided in the following Section 14, no right is given to any partner of the Partnership to withdraw from the Partnership.

13.                                 Additional Partners.

(a)                                  Without the approval of the Limited Partner, the General Partner may admit additional limited partners to the Partnership on such terms and conditions as it deems, in its reasonable judgment, to be appropriate.

(b)                                 After the admission of any additional limited partners pursuant to this Section 14, the Partnership shall continue as a limited partnership under the Act.

2

(c)                                  The admission of additional limited partners to the Partnership pursuant to this Section 14 shall be accomplished by an amendment of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Partnership’s Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware.

14.                                 Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

15.                                 Counterparts.  This Agreement may be executed in one or more counterparts by either or both of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute one and the same Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the day and year first above written.

GENERAL PARTNER:

RIGHT AWAY MANAGEMENT CORPORATION

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	President

LIMITED PARTNER:

THE WORNICK COMPANY RIGHT AWAY DIVISION

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	President

SCHEDULE A

CAPITAL CONTRIBUTIONS
AND PARTNERSHIP INTERESTS

	Initial Capital Contribution	Partnership Interest
General Partner:

Right Away Management Corporation	$1.00	0.1%

Limited Partner:

The Wornick Company Right Away Division	$999.00	99.9%

General Partner	$1.00	0.1%
Limited Partner	$999.00	99.9%
TOTAL	$1,000.00	100.0%

A-1